Exhibit 99.1

Genworth Financial Announces Third Quarter 2018 Results

Net Income Of $146 Million And Adjusted Operating Income Of $145 Million

•	Delaware Department Of Insurance Announces Public Hearing On Proposed Transaction With China Oceanwide Holdings Group Co., Ltd (Oceanwide)

•	U.S. Mortgage Insurance (MI) Adjusted Operating Income Of $118 Million, Increased 62 Percent Compared To Third Quarter Of 2017

•

U.S. MI’s PMIERs[1] Sufficiency Ratio At 130 Percent, In Excess Of $750 Million Above Current Requirements And More Than $550 Million Above The Revised Standards (PMIERs 2.0) Effective First Quarter Of 2019

•	$78 Million Of Dividends To The Holding Company Due To Strong Capital Levels In International MI Platforms

•	U.S. Life Insurance Adjusted Operating Loss Of $3 Million Primarily Due To Seasonally Unfavorable Long Term Care Insurance (LTC) Terminations

•	Annual Review Of LTC Claims Reserve Is In Process And Will Be Completed In The Fourth Quarter

•	Holding Company Cash And Liquid Assets Of $609 Million

Richmond, VA (October 30, 2018) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended September 30, 2018. The company reported net income2 of $146 million, or $0.29 per diluted share, in the third quarter of 2018, compared with net income of $107 million, or $0.21 per diluted share, in the third quarter of 2017. Adjusted operating income3 for the third quarter of 2018 was $145 million, or $0.29 per diluted share, compared with adjusted operating income of $76 million, or $0.15 per diluted share, in the third quarter of 2017.

Genworth’s effective tax rate for the quarter was approximately 23 percent and benefitted four percent from net favorable tax adjustments in the quarter. Beginning January 1, 2018, the company’s domestic businesses are taxed at the new enacted tax rate of 21 percent. However, gains on forward starting swaps settled prior to the change in the corporate tax rate will continue to be tax effected at a 35 percent tax rate as they are amortized into net investment income.

[1]	Private Mortgage Insurer Eligibility Requirements
[2]

Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.

[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Strategic Update

Genworth and Oceanwide continue to work towards closing their previously announced proposed transaction.

On October 26, 2018, the Delaware Department of Insurance announced it scheduled a public hearing at 9 a.m. on Wednesday, November 28, 2018 on the proposed acquisition of control of Delaware-domiciled Genworth Life Insurance Company (GLIC) by entities affiliated with Oceanwide in connection with the pending acquisition of Genworth by Oceanwide. Genworth and Oceanwide also announced the parties agreed that Genworth Holdings, Inc. will contribute $175 million to GLIC, which was previously committed by Genworth to be used as partial consideration for unstacking Genworth Life and Annuity Insurance Company (GLAIC) from GLIC. The $175 million will be contributed in three equal tranches, with the first contribution completed by the end of March 2019, the second contribution completed by the end of September 2019 and the final contribution completed by the end of January 2020.

Since the last earnings update, the parties announced additional developments as they relate to the proposed transaction and ongoing execution of Genworth’s strategic priorities:

•

Oceanwide and Genworth disclosed a capital investment plan to its regulators whereby Oceanwide would contribute an aggregate of $1.5 billion to Genworth over time following the consummation of the transaction, with the final amounts to be contributed by March 31, 2020. Such contribution will be subject to the closing of the proposed transaction and the filing and/or receipt of required regulatory approvals. The contribution would be used to further improve Genworth’s financial stability, which may include retiring Genworth’s debt due in 2020 and 2021 or enabling future growth opportunities.

•

Given the parties will no longer pursue the aforementioned GLAIC unstacking, and in line with Genworth’s strategic objective to isolate the LTC business, Genworth completed a bond consent solicitation to clarify that GLAIC is included in the class of subsidiaries previously removed from bankruptcy, insolvency and similar events of default with respect to certain outstanding senior notes.

•

The National Development and Reform Commission (NDRC) accepted Oceanwide’s filing with respect to the proposed transaction, which concludes NDRC’s review process and enables Oceanwide to move forward with the rest of the regulatory processes in China.

The closing of the proposed transaction remains subject to the receipt of required regulatory approvals in the U.S., China, and other international jurisdictions and other closing conditions.

“The scheduling of the hearing with Delaware is a significant milestone in our regulatory review process and a major step towards closing the transaction with Oceanwide,” said Tom McInerney, president and CEO of Genworth. “Given the timing of the hearing and subsequent expected review period, we are targeting closing the transaction by year-end.”

LU Zhiqiang, chairman of Oceanwide, added: “Oceanwide is pleased with the progress made in the regulatory review process, and looks forward to closing the transaction by year-end.”

Financial Performance

Consolidated Net Income & Adjusted Operating Income
	Three months ended September 30
	2018		2017
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income available to Genworth’s common stockholders	$146	$0.29	$107	$0.21	36%
Adjusted operating income	$145	$0.29	$76	$0.15	91%
Weighted-average diluted common shares	503.3		501.6

	As of September 30
	2018		2017
Book value per share		$25.56		$26.19
Book value per share, excluding accumulated other comprehensive income		$21.43		$20.10

Net income in the third quarter of 2018 was impacted by net investment gains, net of taxes and other adjustments, of $2 million in the quarter. Net income in the third quarter of 2017 benefitted from net investment gains, net of taxes and other adjustments, of $40 million.

Net investment income was $815 million in the quarter, down from $828 million in the prior quarter and up from $797 million in the prior year. Net investment income decreased versus the prior quarter due to lower income from limited partnerships and the inflation impact on U.S. Government Treasury Inflation Protected Securities. Net investment income increased compared to the prior year due to higher investment yields. The reported yield and the core yield3 for the quarter were 4.64 percent and 4.59 percent, respectively.

Adjusted operating income (loss) results by business line are summarized in the table below:

Adjusted Operating Income (Loss)
(Amounts in millions)	Q3 18	Q2 18	Q3 17
U.S. Mortgage Insurance	$118	$137	$73
Canada Mortgage Insurance	44	46	37
Australia Mortgage Insurance	17	22	12
U.S. Life Insurance	(3)	57	(1)
Runoff	14	13	13
Corporate and Other	(45)	(75)	(58)

Total Adjusted Operating Income	$145	$200	$76

Adjusted operating income (loss) represents income (loss) from continuing operations excluding net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income to adjusted operating income is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q3 18	Q2 18	Q3 17
Adjusted operating income	$118	$137	$73
New insurance written
Primary Flow	$10,300	$11,400	$11,300
Loss ratio	11%	(8)%	20%

U.S. MI reported adjusted operating income of $118 million, compared with $137 million in the prior quarter and $73 million in the prior year. The loss ratio in the current quarter was 11 percent, up 19 points sequentially and down nine points from the prior year. Losses in the prior quarter included a favorable $28 million pre-tax loss reserve adjustment, which reduced the loss ratio by 15 points in the second quarter. Results in the current quarter benefitted from a lower corporate tax rate and higher premiums principally related to an increase in insurance in force compared to the prior year. There were no material incremental incurred losses in the quarter from areas impacted by the fourth quarter 2017 hurricanes, and delinquencies in those areas are curing in line with the company’s original loss expectations. The risk in force exposure to the recent hurricanes (Florence and Michael) is much lower and therefore the company does not expect any material impact from these events.

Flow New Insurance Written (NIW) of $10.3 billion decreased 10 percent from the prior quarter and decreased nine percent versus the prior year primarily from a decrease in estimated market share due to the loss of a large customer, partially offset by a larger private mortgage insurance market. During the third quarter of 2018, the company’s concentration of single premium flow NIW was 18 percent, up three points from the prior quarter and down six points from the prior year as it continues its selective participation in this market. U.S. MI’s flow insurance in force increased 11 percent versus the prior year driven primarily by strong NIW and persistency.

Canada Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q3 18	Q2 18	Q3 17
Adjusted operating income	$44	$46	$37
New insurance written
Flow	$4,200	$3,700	$4,400
Bulk	$600	$900	$600
Loss ratio	14%	15%	14%

Canada MI reported adjusted operating income of $44 million versus $46 million in the prior quarter and $37 million in the prior year. Results in the current quarter benefitted from a lower corporate tax rate compared to the prior year. The loss ratio in the quarter was 14 percent, down one point sequentially primarily from a lower level of new delinquencies, net of cures. The loss ratio was flat compared to the prior year as lower new delinquencies were offset by less favorable loss reserve development.

Flow NIW was up 16 percent4 sequentially from a seasonally larger originations market and down two percent4 from the prior year primarily from a modestly smaller market size from regulatory changes and housing affordability pressure.

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q3 18	Q2 18	Q3 17
Adjusted operating income	$17	$22	$12
New insurance written
Flow	$3,800	$3,700	$3,700
Bulk	$—	$900	$600
Loss ratio	31%	28%	37%

Australia MI reported adjusted operating income of $17 million, compared to $22 million in the prior quarter and $12 million in the prior year. Results in the prior quarter were favorably impacted by approximately $4 million after-tax as a result of increased recognition of premiums driven by higher policy cancellations. Results increased versus the prior year primarily due to the impact of the premium earnings pattern review that occurred in the fourth quarter of 2017.

The loss ratio in the quarter was 31 percent, up three points sequentially from higher earned premiums in the prior quarter due to an increase in policy cancellations and down six points compared to the prior year due to an increase in earned premiums as well as favorable loss performance.

[4]	Percent change excludes the impact of foreign exchange.

Flow NIW was up five percent4 sequentially and up eight percent4 from the prior year primarily from increased mortgage origination activity from certain key customers during the quarter.

U.S. Life Insurance

Adjusted Operating Income (Loss)
(Amounts in millions)	Q3 18	Q2 18	Q3 17
Long Term Care Insurance	$(24)	$22	$(5)
Life Insurance	(2)	4	(9)
Fixed Annuities	23	31	13

Total U.S. Life Insurance	$(3)	$57	$(1)

Long Term Care Insurance

LTC reported an adjusted operating loss of $24 million, compared with adjusted operating income of $22 million in the prior quarter and an adjusted operating loss of $5 million in the prior year. Results versus the prior quarter reflected seasonally lower terminations and lower earnings from the acquired block, partially offset by reduced benefits and higher premiums from in force rate actions. Compared to the prior year, results reflected lower terminations and higher severity and frequency of new claims, partially offset by higher premiums and reduced benefits from in force rate actions. Current and prior quarter results also included incremental tax expenses of $5 million and $6 million, respectively, above the 21 percent corporate tax rate as a result of the amortization of forward starting swap gains settled prior to the change in the corporate tax rate.

The company has typically conducted a review of its LTC claims reserve assumptions in the third quarter of each year but this year will be completing its review in the fourth quarter. The company will also complete loss recognition and cash flow testing for all of its U.S. Life insurance products in the fourth quarter.

Life Insurance

Life insurance reported an adjusted operating loss of $2 million, compared with adjusted operating income of $4 million in the prior quarter and an adjusted operating loss of $9 million in the prior year. Results versus the prior quarter reflected lower premiums in the term life insurance blocks. Results in the prior year included a net unfavorable impact of $15 million after-tax from model refinements. Results versus the prior year also reflected lower in force earnings in the term life insurance block of business from increased reinsurance as well as runoff of the block, partially offset by higher investment spread. The company also continued to experience unfavorable mortality in its universal and term universal life insurance products and will be considering this as part of its fourth quarter assumption review.

Fixed Annuities

Fixed annuities reported adjusted operating income of $23 million, compared with $31 million in the prior quarter and $13 million in the prior year. Results versus the prior quarter reflected lower variable investment income and unfavorable mortality. Results in the prior year included a $6 million after-tax charge from loss recognition testing on the single premium immediate annuity block related to low interest rates. Results versus the prior year also reflected favorable mortality and lower taxes, partially offset by lower variable investment income.

Runoff

Runoff reported adjusted operating income of $14 million compared with $13 million in both the prior quarter and prior year. Results versus the prior quarter reflected favorable equity market performance supporting the company’s variable annuity business, partially offset by less favorable mortality in the corporate owned life insurance product. Results compared to the prior year reflected lower taxes.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $45 million, compared with $75 million in the prior quarter and $58 million in the prior year. Results in the current quarter include net favorable tax benefits of $10 million primarily related to tax reform adjustments. Results in the prior quarter included a provisional tax expense of $19 million related to a revaluation of deferred tax assets and liabilities on foreign subsidiaries. Results in the prior year included unfavorable tax charges of $7 million for changes and corrections related to prior period tax returns. Given the change in the corporate tax rate, results in the current quarter also reflected a lower tax benefit offsetting the Corporate and Other pre-tax loss compared to the prior year.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q3 18	Q2 18	Q3 17
U.S. MI
Consolidated Risk-To-Capital Ratio[5]	12.3:1	12.6:1	12.8:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[5]	12.6:1	12.8:1	12.9:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[6]	130%	129%	122%
Canada MI
Minimum Capital Test (MCT) Ratio[5]	171%	170%	165%
Australia MI
Prescribed Capital Amount (PCA) Ratio[5]	185%	190%	184%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[5]	270%	277%	320%
Holding Company Cash and Liquid Assets[7],[8]	$609	$622	$829

[5]	Company estimate for the third quarter of 2018 due to timing of the filing of statutory statements.
[6]

Calculated as available assets divided by required assets as defined within PMIERs. As of September 30, 2018, June 30, 2018 and September 30, 2017, the PMIERs sufficiency ratios were in excess of approximately $750 million, $700 million and $500 million, respectively, of available assets above the PMIERs requirements. Company estimate for the third quarter of 2018.

[7]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[8]

Genworth Holdings, Inc. had $534 million, $547 million and $754 million of cash, cash equivalents and restricted cash as of September 30, 2018, June 30, 2018 and September 30, 2017, respectively, which included approximately $16 million, $16 million, and $4 million of restricted cash, respectively. Genworth Holdings, Inc. also held $75 million in U.S. government securities as of September 30, 2018, June 30, 2018 and September 30, 2017, which included approximately $37 million, $36 million, and $48 million, respectively, of restricted assets.

Key Points

•

U.S. MI’s PMIERs sufficiency ratio increased to 130 percent as an increase in operating cash flows and lower non-performing required assets were partially offset by higher required assets associated with strong new business written;

•	Canada MI’s MCT ratio is estimated to be 171 percent, above both the regulatory minimum requirement of 150 percent and the company’s operating range of 160 to 165 percent;

•	Australia MI’s PCA ratio decreased sequentially to 185 percent driven primarily by dividends paid and share repurchase activity in the quarter; and

•	U.S. life insurance companies consolidated RBC ratio decreased sequentially to 270 percent due to unfavorable LTC performance.

About Genworth Financial

This press release and the third quarter 2018 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 7:00 a.m. on October 31, 2018. Investors are encouraged to review these materials.

Genworth will conduct a conference call on October 31, 2018 at 8:00 a.m. (ET) to discuss business results and provide an update on strategic objectives, including the pending transaction with China Oceanwide Holdings Group Co., Ltd. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 1069306. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through November 14, 2018 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 1069306. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law. The TCJA reduced the U.S. corporate federal income tax rate to 21 percent effective for taxable years beginning on January 1, 2018. Therefore, beginning in the first quarter of 2018, the company assumed a tax rate of 21 percent on certain adjustments to reconcile net income available to Genworth Financial, Inc.’s common stockholders and adjusted operating income and in the explanation of specific variances of operating performance (unless otherwise indicated). In the prior year, the company assumed a tax rate of 35 percent, the previous U.S. corporate federal income tax rate prior to the enactment of the TCJA, on certain adjustments to reconcile net income available to Genworth Financial, Inc.’s common stockholders and adjusted operating income and in the explanation of specific variances of operating performance. These adjustments are also net of the portion attributable to noncontrolling interests and net investment gains (losses) are adjusted for DAC and other intangible amortization and certain benefit reserves.

The company recorded a pre-tax expense of $2 million in the third quarter of 2018 and $1 million in the third quarter of 2017 related to restructuring costs as it continues to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income (loss) during the periods presented.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended September 30, 2018 and 2017, as well as for the three months ended June 30, 2018, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported U.S. GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the company’s mortgage insurance business is a measure of the aggregate original loan balance for outstanding insurance policies as of the respective reporting date. Risk in force for the company’s U.S. mortgage insurance business is based on the coverage percentage applied to the estimated current outstanding loan balance. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to the transaction with China Oceanwide Holdings Group Co., Ltd. (Oceanwide) and the company’s discussions with regulators in connection therewith. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

risks related to the proposed transaction with Oceanwide including: the company’s inability to complete the transaction in a timely manner or at all; the parties’ inability to obtain regulatory approvals, or the possibility that such regulatory approvals may further delay the transaction or will not be received prior to December 1, 2018 (and either or both of the parties may not be willing to further waive their end date termination rights beyond December 1, 2018) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals (including those conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable); the risk that the parties will not be able to obtain other regulatory approvals, including approval of the Oceanwide transaction with no unstacking, a potential alternative funding structure or in connection with the current geo-political environment; the parties’ inability to obtain any necessary regulatory approvals for the post-closing capital plan; the risk that a closing condition of the transaction may not be satisfied; existing and potential legal proceedings may be instituted against the company in connection with the transaction that may delay the transaction, make it more costly or ultimately preclude it; the risk that the proposed transaction disrupts the company’s current plans and operations as a result of the announcement and consummation of the transaction; certain restrictions during the pendency of the transaction that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the transaction; further rating agency actions and downgrades in the company’s debt or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the transaction; the amount of the costs, fees, expenses and other charges related to the transaction; the risks related to diverting management’s attention from the company’s ongoing business operations; the merger agreement may be terminated in circumstances that would require the company to pay Oceanwide a fee; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

•

strategic risks in the event the proposed transaction with Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to its U.S. life insurance businesses, debt obligations, cost savings, ratings and capital); the company’s ability to continue to sell long term care insurance policies; the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; and adverse tax or accounting charges; and the company’s ability to increase the capital needed in its businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews, including the long term care insurance claim reserves review the company plans to complete in the fourth quarter of 2018 that will include a review of assumptions, which will consider, among other things, the pressures resulting from claims utilization developments of policyholders); risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves and margin reviews in the fourth quarter of 2018, including risks that additional information obtained in finalizing its claims and margin reviews in the fourth quarter of 2018 or other changes to assumptions or methodologies materially affect the impact on margins; inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews, including reviews it expects to complete and carry out in the fourth quarter of 2018); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); adverse impact on the company’s results of operations, including the outcome of its annual review of the premium earnings pattern for its mortgage insurance business in Australia (which it expects to carry out in the fourth quarter of 2018); and changes in valuation of fixed maturity and equity securities;

•

risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates (particularly given the historically low interest rate environment) have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to continue to maintain the private mortgage insurer eligibility requirements (PMIERs); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in tax laws; and changes in accounting and reporting standards;

•

liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the ability to obtain further financing under an additional secured term loan or credit facility); future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•

operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; competition, including in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; the design and effectiveness of its disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•

insurance and product-related risks including: the company’s inability to increase sufficiently, and in a timely manner, premiums on in force long term care insurance policies and/or reduce in force benefits, and charge higher premiums on new policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums), including to offset any impact on the company’s margins; failure to sufficiently increase new sales for the company’s long term care insurance products; availability, affordability and adequacy of reinsurance to protect the company against losses; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•

other risks including: occurrence of natural or man-made disasters or a pandemic; impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	investorinfo@genworth.com
Media:	Julie Westermann, 804 662.2423 julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended September 30,		Three months ended June 30,
	2018	2017	2018
Revenues:
Premiums	$1,122	$1,135	$1,136
Net investment income	815	797	828
Net investment gains (losses)	13	85	(14)
Policy fees and other income	193	198	209

Total revenues	2,143	2,215	2,159

Benefits and expenses:
Benefits and other changes in policy reserves	1,321	1,344	1,205
Interest credited	151	164	152
Acquisition and operating expenses, net of deferrals	243	265	253
Amortization of deferred acquisition costs and intangibles	83	83	112
Interest expense	72	73	77

Total benefits and expenses	1,870	1,929	1,799

Income from continuing operations before income taxes	273	286	360
Provision for income taxes	63	102	111

Income from continuing operations	210	184	249
Loss from discontinued operations, net of taxes	—	(9)	—

Net income	210	175	249
Less: net income attributable to noncontrolling interests	64	68	59

Net income available to Genworth Financial, Inc.’s common stockholders	$146	$107	$190

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.29	$0.23	$0.38

Diluted	$0.29	$0.23	$0.38

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.29	$0.21	$0.38

Diluted	$0.29	$0.21	$0.38

Weighted-average common shares outstanding:
Basic	500.7	499.1	500.6

Diluted	503.3	501.6	502.6

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended September 30,		Three months ended June 30,
	2018	2017	2018
Net income available to Genworth Financial, Inc.’s common stockholders	$146	$107	$190
Add: net income attributable to noncontrolling interests	64	68	59

Net income	210	175	249
Loss from discontinued operations, net of taxes	—	(9)	—

Income from continuing operations	210	184	249
Less: income from continuing operations attributable to noncontrolling interests	64	68	59

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	146	116	190
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[9]	(3)	(62)	12
Expenses related to restructuring	2	1	—
Taxes on adjustments	—	21	(2)

Adjusted operating income	$145	$76	$200

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$118	$73	$137
Canada Mortgage Insurance segment	44	37	46
Australia Mortgage Insurance segment	17	12	22
U.S. Life Insurance segment:
Long Term Care Insurance	(24)	(5)	22
Life Insurance	(2)	(9)	4
Fixed Annuities	23	13	31

Total U.S. Life Insurance segment	(3)	(1)	57

Runoff segment	14	13	13
Corporate and Other	(45)	(58)	(75)

Adjusted operating income	$145	$76	$200

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.29	$0.21	$0.38

Diluted	$0.29	$0.21	$0.38

Adjusted operating income per share:
Basic	$0.29	$0.15	$0.40

Diluted	$0.29	$0.15	$0.40

Weighted-average common shares outstanding:
Basic	500.7	499.1	500.6

Diluted	503.3	501.6	502.6

[9]

For the three months ended September 30, 2018 and 2017 and the three months ended June 30, 2018, net investment gains (losses) were adjusted for DAC and intangible assets amortization and certain benefit reserves of $(3) million, zero and $(1) million, respectively, and adjusted for net investment gains (losses) attributable to noncontrolling interests of $13 million, $23 million and $(1) million, respectively.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$73,217	$76,911
Deferred acquisition costs	3,336	2,329
Intangible assets and goodwill	355	301
Reinsurance recoverable	17,351	17,569
Deferred tax and other assets	1,117	957
Separate account assets	6,745	7,230

Total assets	$102,121	$105,297

Liabilities and equity
Liabilities:
Future policy benefits	$38,018	$38,472
Policyholder account balances	22,993	24,195
Liability for policy and contract claims	9,844	9,594
Unearned premiums	3,668	3,967
Deferred tax and other liabilities	1,851	1,937
Borrowings related to securitization entities	20	40
Non-recourse funding obligations	310	310
Long-term borrowings	4,051	4,224
Separate account liabilities	6,745	7,230

Total liabilities	87,500	89,969

Equity:
Common stock	1	1
Additional paid-in capital	11,983	11,977

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	598	1,075
Net unrealized gains (losses) on other-than-temporarily impaired securities	10	10

Net unrealized investment gains (losses)	608	1,085

Derivatives qualifying as hedges	1,717	2,065
Foreign currency translation and other adjustments	(258)	(123)

Total accumulated other comprehensive income (loss)	2,067	3,027
Retained earnings	1,447	1,113
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	12,798	13,418
Noncontrolling interests	1,823	1,910

Total equity	14,621	15,328

Total liabilities and equity	$102,121	$105,297

Impact of Foreign Exchange on Adjusted Operating Income And Flow New Insurance Written10

Three months ended September 30, 2018

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[11]
Canada Mortgage Insurance (MI):
Adjusted operating income	19%	22%
Flow new insurance written	(5)%	(2)%
Flow new insurance written (3Q18 vs. 2Q18)	14%	16%
Australia MI:
Adjusted operating income	42%	50%
Flow new insurance written	3%	8%
Flow new insurance written (3Q18 vs. 2Q18)	3%	5%

[10]	All percentages are comparing the third quarter of 2018 to the third quarter of 2017 unless otherwise stated.
[11]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

(Assets – amounts in billions)	Three months ended September 30, 2018
Reported Total Invested Assets and Cash	$72.6
Subtract:
Securities lending	0.2
Unrealized gains (losses)	2.2

Adjusted end of period invested assets and cash	$70.2

Average Invested Assets and Cash Used in Reported Yield Calculation	$70.2
Subtract:
Restricted commercial mortgage loans related to securitization entities[12]	—

Average Invested Assets and Cash Used in Core Yield Calculation	$70.2

(Income – amounts in millions)
Reported Net Investment Income	$815
Subtract:
Bond calls and commercial mortgage loan prepayments	8
Other non-core items[13]	1
Restricted commercial mortgage loans related to securitization entities[12]	1

Core Net Investment Income	$805

Reported Yield	4.64%

Core Yield	4.59%

[12]	Represents the incremental assets and investment income related to restricted commercial mortgage loans.
[13]	Includes cost basis adjustments on structured securities and various other immaterial items.